Exhibit 10.8
FOURTH AMENDMENT TO SERVICE AGREEMENT
          This Fourth Amendment to Service Agreement (this “Amendment”) is made and entered into as of this 25th day of May, 2004 between First Data Merchant Services Corporation (“FDMS”) and iPayment, Inc., formerly known as iPayment Holdings, Inc. (“Customer”).
RECITALS
          A. Customer and FDMS have previously entered into a Service Agreement dated as of July 1, 2002, as previously amended by amendments dated October 25, 2002, November 27, 2002 and January 8, 2004 (the “Service Agreement”).
          B. Customer and FDMS now desire to amend the Service Agreement as set forth herein.
AGREEMENT
          In consideration of the foregoing, Customer and FDMS hereby agree as follows:
          1. The terms of this Amendment will be effective as of May 25, 2004.
          2. Section III of Exhibit “A” to the Service Agreement is hereby amended by the addition of the following:
“J.	Electronic Benefit Transfer Services. FDMS will make available and perform electronic benefit transfer services (“EBT Services”) on the terms set forth in this Section.
(1)	Customer acknowledges that FDMS and/or its Affiliates and Fiserv DC., Inc., d/b/a Consumer Network Services (“Fiserv”) as assignee of Electronic Data Systems Corporation, have entered into that certain Electronic Benefit Transfer Services agreement (the “EDS Agreement”), a copy of which is attached hereto as Exhibit A, under which Merchants may receive certain services for the processing of electronic food stamp, cash and other benefits. Customer agrees to be bound by the terms and conditions of the EDS Agreement, including all laws, rules, regulations and procedures referenced therein, as such terms may apply directly to Customer or may apply to FDMS and/or its Affiliates and flow through to Customer, including Sections 2(a) – (f), 7, 9 and 11.

(2)	Fees for the EBT Services shall be the same as those charged to Customer for Acquiring Debit Services, including all pass-through switch, network and other fees.

(3)	Customer will cause each Merchant receiving EBT Services to enter into a written agreement with Customer in substantially the same form as that set forth in

Attachment A to the EDS Agreement. Customer may charge a Merchant receiving EBT Services any fee(s) that Customer deems reasonable.

(4)	Customer shall be subject to the liability provisions set forth in the EBT Contractor Operating Rules, as amended from time to time, as referenced in the EDS Agreement and as provided to the Customer by FDMS from time to time.

(5)	Notwithstanding anything herein or in the Service Agreement to the contrary, FDMS’s obligation to provide EBT Services shall terminate automatically without penalty or obligation of any type to FDMS upon the termination of the EDS Agreement for any reason.
          3. Capitalized terms used but not otherwise defined in this Amendment will have the meanings set forth in the Service Agreement.
          4. As hereby amended and supplemented, the Service Agreement will remain in full force and effect.
          IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

FIRST DATA MERCHANT SERVICES CORPORATION

By:	/s/ Rick Learch
Name:	Rick Learch
Title:	VP

iPAYMENT, INC.

By:	/s/ Joseph Jorling
Name:	Joseph Jorling
Title:	C.O.O.

EXHIBIT A
ELECTRONIC BENEFIT TRANSFER SERVICES SECOND ADDENDUM AND
SUPPLEMENT (the “Addendum”)
to the
GATEWAY SERVICES AGREEMENT (the “Agreement”)
between
ELECTRONIC BUSINESS DIVISION
of
ELECTRONIC DATA SYSTEMS CORPORATION (“EDS”)
and
FIRST DATA MERCHANT SERVICES CORPORATION (“FDMSC”)
WHEREAS, EDS has entered into agreements (the “Processor Agreements”) with various states’ Electronic Benefit Transfer Contractors (“EBT Contractors”) in connection with those states’ Electronic Benefit Transfer (“EBT”) Programs (collectively, the “Programs”) to provide certain services in connection with the State’s delivery of various State benefits (“EBT Services”), which benefits include the issuance of United States Department of Agriculture, Food and Nutrition Services (“FNS”) food stamp benefits (“FS Benefits”), and/or government delivered cash assistance benefits (“Cash Benefits”, with FS Benefits, “Benefits”) through an Electronic Benefits Transfer system (the “EBT System”) to benefit recipients in each Program Area and benefit recipients of other states not within a Program Area (“Recipients”); and
WHEREAS, certain retail merchants (“Merchants”), which will be identified in writing from time to time by FDMSC to EDS, have entered into agreements (the “Merchant Agreements”) with FDMSC, or with certain of its alliance partners and or Clients (in whose agreements FDMSC will pass through all relevant, material terms and conditions contained herein, and collectively referred to as “Alliances”), for switching and settlement services for various Point-of-Sale Transactions, which will include those initiated in connection with the EBT System; and
WHEREAS, EDS, in order to facilitate the issuance of Benefits, desires FDMSC to solicit participation of such Merchants, directly or indirectly through Alliances, to permit the issuance of Benefits in the form of a purchase of food and other items by Recipients at such Merchant in payment for which EDS will authorize a debit to the Recipient’s Benefits allotment and a corresponding credit via the Automated Clearing House (“ACH”) to FDMSC’s Settlement Bank for credit to such Merchant’s account; and
WHEREAS, FDMSC desires to switch, and accept settlement for Transactions initiated in connection with the EBT System for such Merchants, and EDS is willing to accept Transactions from, and process settlement to FDMSC on behalf of such Merchants for Transactions initiated by such Merchants in connection with the EBT System, subject to

Exhibit A, Page 1

the terms and conditions hereof, each party acknowledging and agreeing, however, that this Addendum is entered into on a non-exclusive basis and that FDMSC may, in its sole discretion, enter into agreements with third parties for similar services, or develop similar services itself;
NOW, THEREFORE, in consideration of the foregoing and of the mutual consideration set forth herein, the parties hereto agree to supplement the Agreement as follows:
1. Scope of this Addendum. The terms and conditions of this Addendum are applicable solely to the EBT Services and are not intended to modify or alter either EDS’ or FDMSC’s obligations relating to other Services being provided under the Agreement. The Agreement and any exhibits and amendments thereto will also apply to the extent appropriate, to the provision of EBT Services by EDS, provided that with regard to EBT Services, in the event of any conflict between the Agreement and this Addendum, the terms and conditions of this Addendum will control. In the event of any conflict between this Addendum and the Rules (as defined in Section 2.c.), the terms and conditions of the Rules will control.
2. Engagement of FDMSC
     a. FDMSC represents and warrants that:
     (i) FDMSC has been engaged by those Merchants identified from time to time in writing to EDS, to provide access to the EBT System for the Programs and that such engagement is in full force and effect, enforceable in accordance with its terms, and FDMSC will advise EDS as soon as practicable of any Merchants who wish to add or terminate access to the EBT System,
     (ii) pursuant to the terms of such engagement, each Merchant has agreed to support issuance of Benefits in accordance with the terms and conditions for the issuance of Benefits in substantially the same form as set forth in Attachment A, the terms of which will be agreed upon by the parties and attached hereto within 30 days of the execution of this Addendum, and
     (iii) FDMSC has been authorized by such Merchants to initiate Transactions on their behalf and to receive settlement for such Transactions to FDMSC’s Settlement Bank as identified below and FDMSC acknowledges that FDMSC shall be responsible, to the extent provided herein, for Transactions initiated on behalf of a Merchant following termination by FDMSC of such authorization.
     b. FDMSC agrees to give Merchant and EDS prompt notice of any planned cessation of services or inability to comply with the terms of this Addendum.

Exhibit A, Page 2

     c. FDMSC agrees to comply with the EBT Contractor Operating Rules (the “Rules”), as amended from time to time, promulgated by the National Automated Clearing House Association, or such other rules governing the issuance of Benefits pursuant hereto as may be agreed between FDMSC and EDS, such Rules and any updates to be provided to FDMSC by EDS as soon as commercially practicable following their receipt by EDS, and with all applicable Federal and State laws, rules and regulations as may be applicable to the issuance of Benefits in connection herewith, including without limitation, laws pertaining to delivery of services to Recipients and Recipient confidentiality, and the federal Civil Rights Act of 1964, Rehabilitation Act of 1973, Americans with Disabilities Act of 1990, Clean Air Act, Clean Water Act, Energy Policy and Conservation Act, Immigration Reform and Control Act of 1986, and regulations issued by the Department of Agriculture pertaining to the Food Stamp Program. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed them in the Rules. FDMSC shall, and shall cause the Merchants to comply with the procedures specified to FDMSC by EDS and the procedures set forth in EDS’ EBT Product Manual (the “Manual”), provided to FDMSC by EDS, as amended from time to time.
     d. Upon notification from its Merchants, FDMSC shall promptly advise EDS of changes in the types of Benefits issued by such Merchants.
     e. FDMSC will promote the use of the EBT Contractor marks among Merchants.
     f. FDMSC shall comply with the terms of this Addendum and require that any third party processors contracted by FDMSC also meet with the terms of this Addendum.
3. Transaction Processing
     a. FDMSC agrees to process all Transactions initiated by Merchants and to accept settlement for such Transactions in accordance with the terms and conditions set forth in Attachment A and the respective Merchant Agreements and to comply with the processing requirements set forth in the Manual. If FDMSC accepts manual Transactions, FDMSC shall cause all manual Transactions to be converted to electronic format for transmission to EDS in accordance with the Manual.
     b. EDS agrees to promptly route all Transactions communicated to it to the EBT Contractor for authorization in accordance with the terms and conditions of the Processor Agreements. EDS will comply with all procedures set forth in the Manual for processing EBT Transactions and will comply with all applicable laws, regulations, and rules, including without limitation, the Rules, governing its activity as a processor for the issuance of Benefits.

Exhibit A, Page 3

4. FDMSC Network
     a. FDMSC and EDS shall cooperate in maintaining operating standards which meet minimum guidelines (7 C.F.R. 274.12) of the FNS for system performance as amended from time to time. These guidelines state as of the date hereof that:
     (i) Ninety-eight percent (98%) of all EBT Transactions have a processing response time of ten (10) seconds or less and all EBT Transactions be processed within fifteen (15) seconds for leased line systems and ninety-five (95%) of all EBT Transactions have a processing response time of fifteen (15) seconds or less and all EBT Transactions processed within twenty (20) seconds or less for dial-up systems;
     (ii) Availability of the entire system must be operational a minimum of ninety-eight percent (98%) of the time.
     b. FDMSC shall maintain and make available to EDS, upon request and without charge reports indicating processing time and system availability to assist in establishing compliance with FNS Guidelines for system performance. EDS may request additional reports of FDMSC for such fees as are agreed between the parties.
5. Settlement. EDS will perform financial settlement with FDMSC by initiating applicable credits via ACH to FDMSC’s Settlement Bank each business day through EDS’ Single Point Settlement system. Detail Transaction reconciliation for each day’s settlement will be performed each calendar day with the transmission of a detail Transaction file between the EDS and FDMSC.
6. Non-Performance/Termination
     a. EDS shall notify FDMSC in writing as soon as reasonably practicable and in sufficient detail for system nonperformance that is clearly the fault of FDMSC. If there is uncertainty as to the source of any problem, FDMSC shall cooperate with EDS for testing to remedy such defect.
     b. In the event that FDMSC fails to meet system performance standards, FDMSC shall have thirty (30) days in which to cure the problem following notice in writing by EDS to FDMSC. EDS shall be permitted to notify the State of any such problem to ensure continued provision of EBT services to FNS-authorized Merchants. In the event that the cure cannot reasonably be completed within thirty (30) days, FDMSC shall promptly commence to effect such cure in good faith and with due diligence. Should FDMSC fail to correct the problem in such period or fail to proceed in good faith and with due diligence, EDS may immediately terminate this Addendum upon notice to FDMSC, however, the Agreement shall continue in full force and effect.

Exhibit A, Page 4

7. Confidentiality of EBT System Information. In addition to the confidentiality obligations set forth in the Agreement, FDMSC, its directors, officers, employees and agents shall treat all information, with particular emphasis on information relating to Recipients, which is obtained by it through its performance under this Addendum, as confidential information to the extent required by the laws of the State in which FDMSC processes Transactions pursuant hereto and the United States and any regulations promulgated thereunder.
     a. Individually identifiable information relating to any Recipient for Benefits shall be held confidential and shall not be disclosed by FDMSC, its directors, officers, employees or agents.
     b. The use of information obtained by FDMSC in the performance of its duties under this Addendum shall be limited to purposes directly connected with such duties.
     c. FDMSC shall be responsible for assuring that any agreement between FDMSC and any of its directors, officers, employees or agents contains a provision which appropriately addresses the confidentiality of the class of information covered by this Section 7.
8. Confidentiality of FDMSC Information. In addition to the confidentiality obligations set forth in the Agreement, EDS, its directors, officers, employees and agents shall treat all information, with particular emphasis on information relating to FDMSC’s non-EBT business, Recipients and applicants, which is obtained by it through its performance under this Addendum, as confidential information to the extent required by the laws off the State of New York and of the United States and any regulations promulgated thereunder.
     a. The use of information obtained by EDS in the performance of its duties under this Addendum shall be limited to purposes directly connected with such duties.
     b. EDS shall be responsible for assuring that any agreement between EDS and any of its directors, officers, employees or agents contains a provision which appropriately addresses the confidentiality of the class of information covered by this Section 8.
9. Issuance of Records, Investigation and Audit
     a. Upon receipt of instructions from the EBT Contractor, EDS agrees to furnish instructions to FDMSC concerning EBT Transaction-related records to be maintained, as may be reasonably requested by EDS or otherwise required by the State and FDMSC agrees to separately maintain such records in accordance with EDS’ instructions and to promptly make such records available for audit upon request to

Exhibit A, Page 5

representatives of the EBT Contractor, the State, or other authorized State or Federal government agency during normal business hours.
     b. In the event that the EBT Contractor, NACHA, or Federal or State Agencies having authority therefor has reasonable cause to question the accuracy, timeliness, completeness or reliability of any activities undertaken by or on behalf of FDMSC under the Rules, or the compliance of FDMSC with the Rules, FDMSC agrees to provide such parties full and free access to all records and systems of FDMSC and Merchants, for the purpose of examination or auditing such performance and compliance. At such party’s discretion, such examination or audit may be conducted, at FDMSC’s expense, by (i) an outside auditor of FDMSC’s choosing, (ii) any of such parties or (iii) a third party retained by any of such parties at the FDMSC’s expense. If such examination or audit reveals any exception to FDMSC’s compliance with these Rules, FDMSC shall promptly remedy such exception. To the extent feasible, such parties shall coordinate any such examination or audit with and rely upon any comparable examination or audit performed by any similar oversight authority.
     c. FDMSC agrees to maintain and preserve all financial records or documentation arising hereunder during the course of this Addendum and for a period of three (3) years following Benefit issuance, or for such additional period as applicable regulations may require. Records involving matters in litigation will be kept for a period of not less than three (3) years following the termination of the litigation. Copies of any documents in media other than paper (e.g., microfilm, etc.) related to this Addendum may be substituted for the originals to the extent permitted under applicable law and provided that legible paper copies can be reproduced within a reasonable time following written notice to FDMSC.
10. Standard of Care; Liability; Indemnity.
     In addition to the obligations of each party to indemnify the other under the Agreement, the standard of care, liability and indemnity provisions set forth in the Rules, as they are amended from time to time, shall apply to this Addendum. For purposes of clarification in the Rules and in this Addendum, except for the requirement that it be a Depository Institution, FDMSC shall be subject to the same obligations as if it were considered an “Acquirer” under the Rules and EDS shall be considered a “Processor” as that term is defined in the Rules. Liability for circumstances not addressed in the Rules shall be governed by the Agreement and in no event shall either party be responsible for special, indirect, incidental or consequential damages which may be incurred by the other party or experienced on account of entering into or relying on this Addendum, even if that other party has been advised of the possibility of such damages.

Exhibit A, Page 6

11. Advertising; Trademarks.
     a. Each party shall submit to the other party, and obtain its approval on any joint advertising or promotional literature which in any way identifies the other party, prior to the use of such material. Each party agrees to review such material provided by the other and notify the other party of any comments with respect thereto as promptly as possible after receipt of such material.
     b. Neither party shall use the trademark or service mark of the other without the written approval of the other nor shall FDMSC use that of the EBT Contractor or any of its affiliates without written approval from the EBT Contractor.
     c. FDMSC shall promote the use of the EBT Contractor marks, and any other Government Entity service marks of, and other materials supplied by the State or EDS to Merchants in accordance with the Rules or other standards set by the State. Merchants may only use the marks to indicate that Benefits are issued at Merchant’s location(s) and will not indicate that the State, EDS or NACHA endorse Merchant’s goods or services. FDMSC’s and Merchants’ right to use such marks pursuant to this Addendum will continue only so long as this Addendum remains in effect or until FDMSC or Merchant is notified by the State, EDS or NACHA to cease their use or display.
12. Miscellaneous
     a. No Third Party Beneficiaries. This Addendum does not create and shall not be construed as creating, any rights enforceable by any person not a party to this Addendum, except that the State and EBT Contractor shall be deemed third party beneficiaries of the representations, warranties, covenants and agreements of FDMSC hereunder.
     b. State Action. Nothing in this Addendum shall preclude the State wherein FDMSC operates under this Addendum from commencing appropriate administrative or legal action against FDMSC or for making any referral for such action to any appropriate Federal State, or local agency.
     c. Reference to State. Any reference to State in this Addendum shall mean the State in which a Merchant issues Benefits pursuant hereto. If a Merchant is issuing Benefits in more than one State pursuant hereto, then such reference shall mean each State severally, not jointly.
     IN WITNESS WHEREOF, the parties have caused this Electronic Benefit Transfer Services Addendum and Supplement to be executed on their behalf by their duly authorized officers.

Exhibit A, Page 7

ELECTRONIC BUSINESS DIVISION of Electronic Data Systems Corporation		First Data Merchant Services Corporation

By:		By:

Name:	Christopher K. Carter	Name:
Title:	Division Vice President	Title:
Date:		Date:

Exhibit A, Page 8

ATTACHMENT A
MERCHANT ACCEPTANCE OF EBT TRANSACTIONS
TERMS AND CONDITIONS
PARTIES:
                                         (“Service Provider”)
                                         (“Merchant”)
BACKGROUND
          1. SERVICE PROVIDER offers electronic interfaces to Electronic Benefits Transfer (“EBT”) networks for the processing of cash payments or credits to or for the benefit of benefit recipients (“Recipients”); and
          2. MERCHANT wishes to contract for the services offered through SERVICE PROVIDER for the purposes of offering EBT benefits to Recipients under the terms and conditions set forth below.
1.	Agreement to Issue Benefits
a.	SERVICE PROVIDER will provide settlement and switching services for various Point-of-Sale transactions initiated through MERCHANT (the “Services”) for the authorization of the issuance of the United States Department of Agriculture, Food and Nutrition Services (“FNS”) food stamp benefits (“FS Benefits”) and/or government delivered cash assistance benefits (“Cash Benefits,” with FS Benefits, “Benefits”) to Recipients through the use of a state-issued card (“EBT Card”).

b.	Subject to the terms and conditions hereof, MERCHANT agrees to issue Benefits during MERCHANT’s normal business hours.

c.	If MERCHANT has agreed to issue Cash Benefits and will provide cash back or cash only transactions, MERCHANT agrees to maintain adequate cash on hand to issue confirmed Cash Benefits and will issue Cash Benefits to Recipients in the same manner and to the same extent cash is provided to other customers of MERCHANT. MERCHANT will not require, and will not in its advertising suggest, that any Recipient must purchase goods or services at MERCHANT’s facilities as a condition to
Exhibit A, Page 9

receiving a Cash Only from Cash Account Transaction for such Recipient, unless such condition applies to other customers as well. MERCHANT will not designate special checkout lanes restricted to use by Recipients, provided that if MERCHANT designates special checkout lanes for electronic debit or credit cards and/or other payment methods such as checks or other than cash, Recipients may be directed to such lanes so long as other customers are directed there as well.

d.	MERCHANT agrees to give prompt notice to SERVICE PROVIDER of any planned cessation of services, or inability to comply with the terms of this Agreement.
2.	Issuance of Benefits
a.	MERCHANT agrees to issue Benefits to Recipients in accordance with the procedures specified in all documentation and user guides provided to MERCHANT by SERVICE PROVIDER, as amended from time-to-time (the “User Guides”) and pursuant to applicable law. MERCHANT will provide each Recipient a receipt for each Benefit issuance. MERCHANT will be solely responsible for MERCHANT’s issuance of Benefits other than in accordance with authorizations.

b.	MERCHANT will issue FS and/or Cash Benefits to Recipients, in accordance with the procedures set forth in the User Guides, in the amount authorized through its point-of-sale (“POS”) terminal, with personal identification number (“PIN”) pad and printer (“Equipment”), upon presentation by Recipient of an EBT Card and Recipient entry of a valid PIN. MERCHANT agrees that in the event of the failure of the Equipment to print Benefit issuance information as approved and validated as a legitimate transaction, MERCHANT will comply with the procedures set forth in the User Guides for authorization of Benefits in such instance.

c.	MERCHANT agrees to comply with all applicable laws, rules and regulations in the performance of its obligations under this Agreement, including without limitation, laws pertaining to delivery of services to benefit recipients and benefit recipient confidentiality, and the federal Civil Rights Act of 1964, Rehabilitation Act of 1973, Americans with Disabilities Act of 1990, Clean Air Act, Clean Water Act, Energy Policy and Conservation Act, Immigration Reform and Control Act of 1986, and regulations issued by the Department of Agriculture pertaining to Food Stamp Program.

d.	MERCHANT agrees to comply with the procedures set forth in the User Guides as well as the Quest Operating Rules (the “Rules”), as amended from
Exhibit A, Page 10

time-to-time, issued by the National Automated Clearing House Association as approved by the Financial Management Service of the U.S. Treasury Department, as necessary, and other such rules and regulations as may be applicable to the issuance of Benefits by MERCHANT hereunder. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed them in the Rules. MERCHANT agrees to comply with all additional procedures specified by the State, regarding lost EBT Cards, forgotten PINs, discrepancies in benefits authorized and similar matters by providing Recipients with information such as telephone numbers and addresses of the State or other appropriate agencies.

e.	MERCHANT will not accept any EBT Card for any purpose other than the issuance of Benefits, including without limitation acceptance of any EBT Card as security for repayment of any Recipient obligation to MERCHANT. In the event of any violation of this provision, MERCHANT will be obligated to reimburse the State for any Benefits unlawfully received by either Recipient or MERCHANT to the extent permitted by law.
3.	Issuance Records
a.	MERCHANT will retain all EBT-related records (including but not limited to manual sales drafts) for three (3) years following Benefit issuance, or for such additional period as may be required by law.

b.	MERCHANT agrees to make all EBT-related records available for audit upon request to representatives of the State or its EBT Service Provider, or other authorized State or Federal government agency during normal business hours.

c.	To assure compliance with this Agreement, the State, its EBT Service Provider, or other authorized State or Federal government agency, will at all times, upon advance notice except in the case of suspected fraud or other similar activity, have the right to enter, during normal business hours, MERCHANT’s premises to inspect or evaluate any work performed under this Agreement, or to obtain any other information required to be provided by MERCHANT or otherwise related to this Agreement.
4.	Required Licenses. If MERCHANT issues FS Benefits under this Agreement, MERCHANT represents and warrants to SERVICE PROVIDER that MERCHANT is a FNS authorized Merchant and is not currently disqualified or withdrawn from redeeming food stamp coupons or otherwise disqualified or withdrawn by FNS. MERCHANT agrees to secure and maintain at its own expense all necessary licenses, permits, franchises, or other authorities required to lawfully effect the issuance and distribution of Benefits under this Agreement, including without
Exhibit A, Page 11

limitation, any applicable franchise tax certificate and non-governmental contractor’s certificate, and covenants that MERCHANT will not issue Benefits at any time during which MERCHANT is not in compliance with the requirements of any applicable law.

5.	Term and Termination
a.	If MERCHANT is disqualified or withdrawn from the FS Program, MERCHANT’s authority to issue FS Benefits will be terminated contemporaneously therewith. Such disqualification or withdrawal will be deemed a breach of this Agreement with respect to MERCHANT’s authority to issue Cash Benefits and, in the event of such disqualification, SERVICE PROVIDER shall have the right to immediately terminate this Agreement.

b.	With respect to the issuance of Cash Benefits only, MERCHANT’s authority to issue Cash Benefits may be suspended or terminated immediately by SERVICE PROVIDER, the State or its EBT Service Provider, in its sole discretion, effective upon delivery of a notice of suspension or termination specifying the reasons for such suspension or termination if there shall be (i) any suspension, injunction, cessation, or termination of the EBT Service Provider’s authority to provide EBT services to the State; (ii) failure by MERCHANT, upon not less than thirty (30) days prior written notice, to cure any breach by MERCHANT of the provisions of these terms and conditions, including without limitation, MERCHANT’s failure to support the issuance of Benefits during MERCHANT’s normal business hours consistent with MERCHANT’s normal business practices, MERCHANT’s failure to comply with issuance procedures, MERCHANT’s impermissible acceptance of an EBT Card, or MERCHANT’s disqualification or withdrawal from the FS Program: or (iii), based on the State’s or its EBT Service Provider’s investigation of the relevant facts, evidence that MERCHANT or any of its agents or employees is committing, participating in, or has knowledge of fraud or theft in connection with the dispensing of Benefits. In the event that MERCHANT fails to cure any breach as set forth above, MERCHANT may appeal such suspension of termination to the State for determination in its sole discretion.

c.	In the event that MERCHANT’s authority to issue Benefits is suspended or terminated by the State or its EBT Service Provider, and MERCHANT successfully appeals such suspension or termination to the State or its EBT Service Provider, SERVICE PROVIDER shall be under no obligation to MERCHANT to reinstate this Agreement.
Exhibit A, Page 12

d.	This Agreement will terminate immediately in the event MERCHANT’s Processing Service Agreement with SERVICE PROVIDER terminates.

e.	This Agreement shall terminate automatically in the event that SERVICE PROVIDER’s or its service provider’s Agreement with the EBT Service Provider terminates for any reason.
6.	Confidentiality of EBT System Information
a.	All information related to the issuance of Benefits and the Recipients shall be considered confidential information.

b.	Individually identifiable information relating to any Recipient or applicant for Benefits will be held confidential and will not be disclosed by MERCHANT, its directors, officers, employees or agents, without prior written approval of the State.

c.	The use of information obtained by MERCHANT in the performance of its duties under this Agreement will be limited to purposes directly connected with such duties.
7.	EBT Service Marks. MERCHANT will adequately display the State’s service marks or other licensed marks, including the Quest mark, and other materials supplied by SERVICE PROVIDER, collectively the “Protected Marks,” in accordance with the standards set by the State. MERCHANT will use the service marks only to indicate that Benefits are issued at MERCHANT’s location(s) and will not indicate that SERVICE PROVIDER, the State or its EBT Service Provider endorse MERCHANT’s goods or services. MERCHANT’s right to use such service marks pursuant to this Agreement will continue only so long as this Agreement remains in effect or until MERCHANT is notified by SERVICE PROVIDER, the State or its EBT Service Provider to cease their use or display.

8.	Miscellaneous
a.	Amendments. If any of these terms and conditions are found to conflict with Federal or state law, regulation or policy of the Rules, these terms and conditions are subject to reasonable amendment by SERVICE PROVIDER, the State or its EBT Service Provider to address such conflict upon sixty (60) days written notice to MERCHANT, provided that MERCHANT may, upon written notice, terminate this Agreement upon receipt of notice of such amendment.

b.	State Action. Nothing contained herein shall preclude the State from commencing appropriate administrative or legal action against
Exhibit A, Page 13

MERCHANT or for making any referral for such action to any appropriate Federal, State, or local agency.

c.	Reference to State. Any references to State herein shall mean the State in which MERCHANT issues Benefits pursuant hereto. If MERCHANT issues Benefits in more than one State pursuant hereto, then the reference shall mean each such State severally, not jointly.
This Agreement shall become effective on the date last written below.

<<SERVICE PROVIDER>>

(MERCHANT)	(SERVICE PROVIDER)

By:	By:

Name:	Name:

Date:	Date:

Exhibit A, Page 14